Exhibit 4.25

Description of the Share Capital of Aon Ireland

Set forth below is a summary of the material terms of the share capital of Aon plc, an Irish public limited company ("Aon Ireland"). The summary is subject to the Companies Act 2014 of Ireland, as amended (the "Irish Companies Act"), and is qualified in its entirety by reference to the Aon Ireland Constitution, which is filed as Exhibit 3.1 to Aon Ireland's Current Report on Form 8-K filed on June 4, 2021 and incorporated by reference herein.

Capital Structure

Authorized Share Capital

Aon Ireland's authorized share capital is $5,500,000 and €25,000, divided into 500,000,000 Class A ordinary shares of $0.01 each, 50,000,000 preference shares of $0.01 each and 25,000 ordinary shares of €1 each. Aon Ireland's authorized share capital includes €25,000 divided into 25,000 ordinary shares of €1 each ("Euro Ordinary Shares") in order to satisfy minimum statutory capital requirements for all Irish public limited companies. Any holder of the Euro Ordinary Shares is not entitled to receive any dividend or other distribution, or to attend, speak or vote at any general meeting, and has no effective rights to participate in Aon Ireland's assets.

Aon Ireland may allot and issue shares subject to the maximum authorized share capital contained in the Aon Ireland Constitution. The maximum authorized share capital may be increased or reduced by a simple majority of votes cast, in person or by proxy, at a general meeting of Aon Ireland's shareholders at which a quorum is present (referred to under Irish law as an "ordinary resolution").

Under Irish law, the board of directors of a company may issue shares having the rights provided for in its constitution without shareholder approval once authorized to do so by its constitution or by an ordinary resolution adopted by its shareholders at a general meeting, subject at all times to the maximum authorized share capital. The authorization may be granted for a period of up to five years, at which point it must be renewed by such company's shareholders by an ordinary resolution. The Aon Ireland Constitution originally authorized Aon Ireland's board of directors to issue shares in the capital of Aon Ireland having the rights provided for in the Aon Ireland Constitution without approval of Aon Ireland's shareholders for a period of five years from the date of adoption of the Aon Ireland Constitution (which occurred on March 31, 2020) up to the maximum authorized, but unissued, share capital. Aon Ireland’s shareholders passed a resolution at Aon Ireland’s annual general meeting of shareholders held on June 21, 2024, to extend such authority to issue, or grant rights to acquire, such number of shares up to approximately twenty percent of Aon Ireland’s issued share capital as of April 12, 2024 until December 21, 2025. The rights and restrictions of Aon Ireland's share capital are set forth in the Aon Ireland Constitution.

Irish law does not recognize fractional shares held of record. Accordingly, the Aon Ireland Constitution does not provide for the issuance of fractional shares, and Aon Ireland's register of members (i.e., share register) will not reflect any fractional shares.

Whenever an alteration or reorganization of Aon Ireland's share capital would result in any of Aon Ireland's shareholders becoming entitled to fractions of a share, Aon Ireland's board of directors is entitled, on behalf of those shareholders that would become entitled to fractions of a share, to arrange for the sale of the shares representing fractions and to distribute the net proceeds of such sale in due proportion among those shareholders who would have been entitled to the fractions. For this purpose, Aon Ireland's board of directors is entitled to authorize any person to execute any instruments or other documents required to transfer the shares representing fractions to the transferee thereof. The transferee shall not be bound to see to the application of the purchase money, nor shall his or her title to the shares be affected by any irregularity in, or invalidity of, the proceedings relating to the sale.

Issued Share Capital

In connection with the Reorganization, Aon Ireland issued approximately 232 million Aon Ireland Shares to the former shareholders of Aon Global Limited (f/k/a Aon plc), a company incorporated under the laws of England and Wales ("Aon UK"). All Aon Ireland Shares issued in connection with the Reorganization were duly and validly issued and credited as fully paid-up.

Under the Aon Ireland Constitution, subject to the Irish Companies Act, Aon Ireland's board of directors (or an authorized committee thereof) is authorized to approve the reclassification, allotment, issuance, grant and disposal of, or otherwise deal with, shares, options, equity awards, rights over shares, warrants, other securities and derivatives in, or of, Aon Ireland to such persons, at such times and on such terms and conditions as it deems advisable (including specifying the conditions of allotment of shares for the purposes of the Irish Companies Act).

Preemption Rights, Share Warrants and Options

Under Irish law, certain statutory preemption rights apply automatically in favor of shareholders where shares are to be issued for cash. These statutory preemption rights may be disapplied in a company's constitution or by a special resolution adopted by its shareholders at a general meeting. A "special resolution" requires the approval of at least 75% of the votes cast, in person or by proxy, at a general meeting of shareholders at which a quorum is present. The statutory preemption rights may be disapplied for a period of up to five years, at which point the disapplication must be renewed by the shareholders by a special resolution. The Aon Ireland Constitution originally disapplied the statutory preemption rights for a period of five years from the date of its adoption (which occurred on March 31, 2020) in respect of the issue of up to the maximum authorized, but unissued, share capital. Aon Ireland’s shareholders passed a resolution at the Aon Ireland’s most recent annual general meeting of shareholders renewing such authority until December 21, 2025, to allot and issue, or grant rights to acquire, shares for cash (i) in connection with a rights issue in favor of the holders of shares where the shares (or rights to acquire shares) attributable to such holders are proportional to the respective number of shares held by them; and (ii) otherwise, for up to approximately twenty percent of Aon Ireland’s issued share capital as of April 12, 2024. The disapplication of statutory preemption rights will need to be renewed by special resolution at periodic intervals. If the disapplication is not renewed, any further shares proposed to be issued for cash will require to be first offered to Aon Ireland's shareholders at the relevant time on a pro rata basis to their then existing shareholding before the shares may be issued to proposed new shareholders. Statutory preemption rights do not apply:

• where shares are issued for non-cash consideration (such as in a share-for-share acquisition);
• to the issue of non-equity shares (i.e., shares that have the right to participate only up to a specified amount in any income or capital distribution); or
• where shares are issued pursuant to employee share plans.

The Aon Ireland Constitution provides that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which Aon Ireland is subject, Aon Ireland's board of directors is authorized, from time to time, to grant such persons, for such periods and upon such terms and conditions as it deems advisable, options to purchase or to subscribe for such number of shares of any class or classes or of any series of any class, and to cause warrants or other appropriate instruments evidencing such options to be issued. Aon Ireland is subject to the rules of the NYSE and U.S. federal tax laws that require shareholder approval of certain equity plans and share issuances.

Dividends

Under Irish law, dividends and distributions may only be made from distributable profits. Distributable profits mean a company's accumulated realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated realized losses, so far as not previously written off in a reduction or reorganization of capital, duly made, and include reserves created by way of a court approved share capital reduction. In addition to the requirement to have distributable profits, no distribution or dividend may be made by Aon Ireland unless, at the relevant time, its net assets are not less than the aggregate of its called-up share capital and its undistributable reserves and the distribution or dividend does not reduce its net assets below such aggregate.

Undistributable reserves include: (i) a company's undenominated capital; (ii) the amount by which a company's accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed its accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital; and (iii) any other reserve a company is prohibited, at law, from distributing.

The determination as to whether or not Aon Ireland has sufficient distributable profits to fund a dividend must be made by reference to Aon Ireland's "relevant entity financial statements." The "relevant entity financial statements" will be either the last set of unconsolidated annual audited financial statements or "initial" or "interim" financial statements properly prepared in accordance with the Irish Companies Act and applicable accounting standards. The relevant entity financial statements are required to be filed in the Companies Registration Office (the official public registry for companies in Ireland).

The Aon Ireland Constitution authorizes Aon Ireland's board of directors to declare dividends without approval of Aon Ireland's shareholders if Aon Ireland's board of directors considers the financial position of Aon Ireland to justify such payment. Aon Ireland's board of directors may also recommend a dividend to be approved and declared by Aon Ireland's shareholders at an annual general meeting of shareholders. No dividend may exceed the amount recommended by Aon Ireland's board of directors. Dividends may be declared and paid in the form of cash, property, paid-up shares or debentures of another company.

Aon Ireland's board of directors may deduct from any dividend payable to any shareholder of Aon Ireland any amounts payable by such shareholder to Aon Ireland in relation to the shares of Aon Ireland held by such shareholder.

Share Repurchases, Redemptions and Conversions

Overview

The Aon Ireland Constitution provides that Aon Ireland may purchase its own shares and redeem outstanding redeemable shares. Under Irish law, shares can only be purchased or redeemed out of (i) distributable profits or (ii) the proceeds of a new issuance of shares made for the purpose of such purchase or redemption. Under the Irish Companies Act, a company may purchase its own shares either (i) on-market on a recognized stock exchange, which includes the NYSE, or (ii) off-exchange (i.e., other than on a recognized stock exchange).

For Aon Ireland to make on-market purchases of its shares, Aon Ireland's shareholders must provide general authorization to Aon Ireland to do so by way of an ordinary resolution. For so long as such general authority is in force, no additional shareholder authority for a particular on-market purchase is required. Such authority can be given for a maximum period of five years before it is required to be renewed and must specify (i) the maximum number of shares that may be purchased and (ii) the maximum and minimum prices that may be paid for the shares, either by specifying particular sums or providing a formula.

For an off-exchange purchase, the proposed purchase contract must be authorized by special resolution of Aon Ireland's shareholders before being entered into.

Separately, Aon Ireland can redeem (as opposed to purchase) its redeemable shares once permitted to do so by the Aon Ireland Constitution (without the requirement for additional shareholder authority). The Aon Ireland Constitution provides that, unless Aon Ireland's board of directors determines otherwise, any share of Aon Ireland that Aon Ireland has agreed to acquire shall be automatically converted into a redeemable share of Aon Ireland. Accordingly, for purposes of the Irish Companies Act, unless Aon Ireland's board of directors determines otherwise, the acquisition of shares of Aon Ireland by Aon Ireland will technically be effected as a redemption of such shares. If the Aon Ireland Constitution did not contain such provision, the acquisition of shares of Aon Ireland by Aon Ireland would need to be effected as an on-market or off-exchange purchase, as described above.

Repurchased and redeemed shares may be cancelled or held as treasury shares, provided that the nominal value of treasury shares held by Aon Ireland at any time must not exceed 10% of Aon Ireland's company capital (consisting of the aggregate of all amounts of nominal value plus premium paid for shares of Aon Ireland, plus certain other sums that may be credited as such).

Purchases by Subsidiaries

Under Irish law, a subsidiary of Aon Ireland may purchase shares of Aon Ireland either on-market or off-exchange, provided such purchases are authorized by Aon Ireland's shareholders as described above. The redemption option is not available to a subsidiary of Aon Ireland. The number of shares of Aon Ireland held by Aon Ireland's subsidiaries at any time will count as treasury shares and will be included in any calculation of the 10% permitted treasury share threshold described above. While a subsidiary holds any shares of Aon Ireland, it cannot exercise voting rights in respect of those shares. The acquisition of shares of Aon Ireland by a subsidiary must be funded out of distributable profits of the subsidiary.

Under Irish law, Aon Ireland cannot exercise any voting rights in respect of any treasury shares. Treasury shares can either be held in treasury, re-issued on-market or off-exchange or cancelled. Depending on the circumstances of their acquisition, treasury shares may be held indefinitely or may be required to be cancelled after one or three years. The reissuance of treasury shares must be made pursuant to a valid and subsisting shareholder authority granted by way of a special resolution.

Share Repurchase Program

Aon Ireland's board of directors has authorized a program for Aon Ireland to repurchase Aon Ireland Shares. At December 31, 2024, the remaining authorized amount for share repurchases under the Repurchase Program was approximately $2.3 billion.

As noted above, because repurchases of shares of Aon Ireland by Aon Ireland will technically be effected as a redemption of those shares pursuant to the Aon Ireland Constitution unless Aon Ireland's board of directors determines otherwise, such repurchases may be made whether or not the NYSE is a "recognized stock exchange" and shareholder approval for such repurchases will not be required.

Liens on Shares, Calls on Shares and Forfeiture of Shares

The Aon Ireland Constitution provides that Aon Ireland will have a first and paramount lien on every share for all moneys, whether currently due or not, payable in respect of such share. Subject to the terms of their allotment, Aon Ireland's board of directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares shall be subject to forfeiture. The provision is a standard inclusion in the constitution of an

Irish public limited company such as Aon Ireland and will only be applicable to shares of Aon Ireland that have not been fully paid-up.

Consolidation and Subdivision

Aon Ireland may, by ordinary resolution, consolidate all or any of its share capital into shares of larger nominal value, or subdivide all or any of its share capital into shares of smaller nominal value, than are fixed by the Aon Ireland Constitution.

Reduction of Share Capital

Aon Ireland may, by ordinary resolution, effect a reduction in its authorized but unissued share capital by cancelling unissued shares. Aon Ireland may also, by special resolution and subject to confirmation by the High Court of Ireland, reduce or cancel its issued share capital in any way permitted by the Irish Companies Act.

Annual General Meetings

As a matter of Irish law, Aon Ireland is required to hold an annual general meeting each calendar year, at an interval of no greater than 15 months from the previous annual general meeting and no more than nine months after Aon Ireland's financial year-end.

In addition to any SEC mandated resolutions, the business of Aon Ireland's annual general meeting is required to include: (i) the consideration of Aon Ireland's statutory financial statements; (ii) the review by Aon Ireland's shareholders of Aon Ireland's affairs; (iii) the election and reelection of Aon Ireland's board of directors in accordance with the Aon Ireland Constitution; (iv) the appointment or reappointment of the Irish statutory auditors; (v) the authorization of Aon Ireland's board of directors to approve the remuneration of the Irish statutory auditors; and (vi) the declaration of dividends (other than interim dividends).

Extraordinary General Meetings

As provided under Irish law, extraordinary general meetings may be convened:

• by Aon Ireland's board of directors;
• on the requisition of Aon Ireland's members holding not less than 10% of the paid-up share capital of Aon Ireland carrying voting rights;
• on the requisition of Aon Ireland's auditors; and
• in exceptional cases, by court order.

Extraordinary general meetings are typically held for the purpose of approving shareholder resolutions as may be required from time to time between annual general meetings. At any extraordinary general meeting only such business shall be conducted as is set forth in the notice thereof.

In the case of an extraordinary general meeting convened on the requisition of Aon Ireland's members, the proposed purpose of the meeting must be set forth in the requisition notice. Upon receipt of any such valid requisition notice, Aon Ireland's board of directors has 21 days to convene an extraordinary general meeting to vote on the matters set forth in the requisition notice. Such meeting must be held within two months of the receipt by Aon Ireland of the requisition notice. If Aon Ireland's board of directors does not convene the meeting within such 21-day period, the requisitioning members, or any of them representing more than one half of the total voting rights of all of them, may themselves convene an extraordinary general meeting, which meeting must be held within three months of the receipt by Aon Ireland of the requisition notice.

If Aon Ireland's board of directors becomes aware that Aon Ireland's net assets are half or less of the amount of Aon Ireland's called-up share capital, it must convene an extraordinary general meeting no later than 28 days after the earliest date that fact is known to any director for the purpose of considering whether any, and if so what, measures should be taken to deal with the situation (the meeting to be held within 56 days of that earliest date).

Notice of General Meetings

Irish law requires that notice of an annual or extraordinary general meeting must be given to all of Aon Ireland's members, to Aon Ireland's auditors and to Aon Ireland's directors and secretary. The Aon Ireland Constitution provides for the minimum statutory notice periods of 21 clear days' notice in writing for an annual general meeting or an extraordinary general meeting to approve a special resolution and 14 days' notice in writing for any other extraordinary general meeting.

Quorum for General Meetings

The Aon Ireland Constitution provides that no business shall be transacted at any general meeting unless a quorum is present. Holders who together represent at least a majority of the voting rights of all the shareholders entitled to vote, present in person or by proxy, at a general meeting, shall constitute a quorum.

Voting

The Aon Ireland Constitution provides that each of Aon Ireland's members is entitled to one vote for each share of Aon Ireland that he or she holds as of the record date for the meeting. Neither Irish law nor any of provision of the Aon Ireland Constitution places limitations on the rights of nonresident or foreign owners to hold shares of Aon Ireland or vote the rights attaching thereto.

Except where a greater majority is required by the Irish Companies Act or otherwise prescribed by the Aon Ireland Constitution, any question, business or resolution proposed at any general meeting shall be decided by an ordinary resolution.

At any of Aon Ireland's general meetings, all resolutions will be decided on a poll.

Irish law requires approval of certain matters by special resolution of Aon Ireland Shareholders at a general meeting. Examples of matters requiring special resolutions include:

• amending the Aon Ireland Constitution;
• approving a change of Aon Ireland's name;
• authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person of a director;
• opting out of preemption rights on the issuance of new shares;
• re-registration of Aon Ireland from a public limited company to a private limited company;
• variation of class rights attaching to classes of shares (where the Aon Ireland Constitution does not provide otherwise);
• repurchase of Aon Ireland's shares off-exchange;
• reduction of Aon Ireland's issued share capital;
• sanctioning a compromise/scheme of arrangement;
• resolving that Aon Ireland be wound-up by the Irish courts;
• resolving in favor of members' voluntary winding-up; and
• setting the re-issue price of treasury shares.

Variation of Rights Attaching to a Class or Series of Shares

As a matter of Irish law, unless the Aon Ireland Constitution provides otherwise (which it does not), any variation of class rights attaching to Aon Ireland's issued shares must be approved (i) in writing by the holders of at least 75% of the issued shares in that class or (ii) with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class, but not otherwise.

Inspection of Books and Records

Under Irish law, members have the right to:

• receive a copy of the Aon Ireland Constitution;
• inspect and obtain copies of the minutes of Aon Ireland's general meetings and resolutions;
• inspect and receive a copy of the register of members, register of directors and secretaries, register of directors' interests and certain other statutory registers maintained by Aon Ireland;
• receive copies of Aon Ireland's statutory financial statements together with the directors' and auditors' reports thereon for the most recent financial year; and
• receive copies of the balance sheets of any of Aon Ireland's subsidiaries that have previously been produced to an annual general meeting of such subsidiary in the preceding ten years.

Acquisitions

Irish law recognizes the concept of a statutory merger in three situations: (i) a domestic merger where an Irish private limited company merges with another Irish company (which is not a public limited company) under Part 9 of the Irish Companies Act; (ii) a domestic merger where an Irish public limited company merges with another Irish company under Part 17 of the Irish Companies Act; and (iii) a cross-border merger where an Irish company merges with another company based in the EEA under the European Communities (Cross Border Merger) Regulations 2008 of Ireland.

Under Irish law and subject to applicable U.S. securities laws and NYSE rules and regulations, where Aon Ireland proposes to acquire another company, approval of Aon Ireland's shareholders will not be required unless effected as a direct domestic merger or direct cross-border merger as referred to above. Under Irish law, where another company proposes to acquire Aon Ireland, the requirement of the approval of Aon Ireland's shareholders will depend on the method of acquisition.

Takeover Offer

Under a takeover offer, the bidder will make a general offer to the target shareholders to acquire their shares. The offer must be conditional on the bidder acquiring, or having agreed to acquire (pursuant to the offer, or otherwise) securities conferring more than 50% of the voting rights of the target. The bidder may require any remaining shareholders to transfer their shares on the terms of the offer (i.e., a "squeeze out") if it has acquired, pursuant to the offer, not less than a specific percentage of the target shares to which the offer relates. The percentage for companies listed on regulated markets in the EEA is 90%. As Aon Ireland is not listed on an EEA regulated market (NYSE only), the relevant applicable percentage for Aon Ireland is 80%. Dissenting shareholders have the right to apply to the High Court of Ireland for relief.

Scheme of Arrangement

A scheme of arrangement is a statutory procedure which can be utilized to acquire an Irish company. A scheme of arrangement involves the target company putting an acquisition proposal to its shareholders, which can be (i) a transfer scheme, pursuant to which their shares are transferred to the bidder in return for the relevant consideration or (ii) a cancellation scheme, pursuant to which their shares are cancelled in return for the relevant consideration, with the result in each case that the bidder will become the 100% owner of the target company. A scheme of arrangement requires the approval of a majority in number of the shareholders of each class, representing at least 75% of the shares of each class, present and voting, in person or by proxy, at a general, or relevant class, meeting of the target company. The scheme also requires the sanction of the High Court of Ireland. Subject to the requisite shareholder approval and sanction of the High Court of Ireland, the scheme will be binding on all shareholders. Dissenting shareholders have the right to appear at the High Court of Ireland hearing and make representations in objection to the scheme.

Statutory Merger

It is possible for Aon Ireland to be acquired by way of a domestic or cross-border statutory merger, as described above. Such mergers must be approved by a special resolution of Aon Ireland's shareholders. If the consideration being paid to Aon Ireland's shareholders is not entirely cash, dissenting shareholders may be entitled to require that their shares be acquired for cash.

Appraisal Rights

Irish law generally does not provide for "appraisal rights." However, it does provide for dissenters' rights in certain situations, as described below.

Under a tender or takeover offer, the bidder may require any remaining shareholders to transfer their shares on the terms of the offer (i.e., a "squeeze out") if it has acquired, pursuant to the offer, not less than 80% of the target shares to which the offer relates (in the case of a company that is not listed on an EEA regulated market). Dissenting shareholders have the right to apply to the High Court of Ireland for relief.

A scheme of arrangement which has been approved by the requisite shareholder majority and sanctioned by the High Court of Ireland will be binding on all shareholders. Dissenting shareholders have the right to appear at the High Court of Ireland hearing and make representations in objection to the scheme.

Under the European Communities (Cross-Border Mergers) Regulations 2008 governing the merger of an Irish public limited company such as Aon Ireland and a company incorporated in the EEA, a shareholder (i) who voted against the special resolution approving the merger or (ii) of a company in which 90% of the shares are held by the other party to the merger, has the right to request that the company acquire his or her shares for cash at a price determined in accordance with the share exchange ratio set forth in the merger agreement.

Similar rights apply in the case of a merger of an Irish public limited company into another company to which the provisions of the Irish Companies Act apply.

Disclosure of Interests in Shares

Under the Irish Companies Act, there is a notification requirement for persons who acquire or cease to be interested in 3% of Aon Ireland's voting share capital, or any class thereof. Under the Irish Companies Act, "interested" is broadly defined and includes direct and indirect holdings, beneficial interests and, in some cases, derivative interests. Furthermore, a person's interests are aggregated with the interests of certain related persons and entities (including controlled companies). A person must notify Aon Ireland if, as a result of a transaction, that person will be interested in 3% or more of Aon Ireland's shares or if, as a result of a transaction, a person who was interested in more than 3% of Aon Ireland's shares ceases to be so interested. Where a person is interested in more than 3% of Aon Ireland's shares, any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction, must be notified to Aon Ireland.

The relevant percentage figure is calculated by reference to the aggregate nominal value of Aon Ireland's shares in which the person is interested as a proportion of the entire nominal value of Aon Ireland's issued ordinary share capital. Where the percentage level of the person's interest does not amount to a whole percentage, this figure may be rounded down to the previous whole number. All such disclosures should be notified to Aon Ireland within five business days of the transaction or the alteration that gave rise to the notification requirement.

Where a person fails to comply with the notification requirements described above, no right or interest of any kind whatsoever in respect of any shares of Aon Ireland held by such person shall be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, a person so affected may apply to the High Court of Ireland for relief.

In addition to the above disclosure requirement, under the Irish Companies Act, Aon Ireland may, by notice in writing, require a person whom it knows or has reasonable cause to believe, to be, or at any time during the three years immediately preceding the date on which such notice is issued, to have been, interested in shares comprised in Aon Ireland's share capital: (i) to indicate whether or not it is the case; and (ii) where such person holds, or has during that time held, an interest in Aon Ireland's shares, to give such further information as Aon Ireland may require, including particulars of such person's own past or present interests in the shares. Any information given in response to the notice is required to be given in writing within such reasonable time as Aon Ireland may specify in the notice.

Where such a notice is served by Aon Ireland on a person who is or was interested in Aon Ireland's shares and that person fails to give Aon Ireland any of the requested information within the reasonable time specified, Aon Ireland may apply to the High Court of Ireland for an order directing that the affected shares be made subject to certain restrictions. Under the Irish Companies Act, the restrictions that may be placed on the shares by the High Court of Ireland are as follows:

• any transfer of those shares, or, in the case of unissued shares, any transfer of the right to be issued
• with shares and any issue of shares, shall be void;
• no voting rights shall be exercisable in respect of those shares;
• no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares;
and
• no payment shall be made of any sums due from Aon Ireland on those shares, whether in respect of capital or otherwise.

Where the shares are subject to these restrictions, the High Court of Ireland may order the shares to be sold and may also direct that the shares shall cease to be subject to these restrictions.

Irish Takeover Rules

Aon Ireland is subject to the Irish Takeover Panel Act 1997, as amended (the "Irish Takeover Panel Act") and the Irish Takeover Panel Act, 1997, Irish Takeover Rules 2022 (the "Irish Takeover Rules"), which regulate the conduct of takeovers of, and certain other relevant transactions affecting, Irish public limited companies listed on certain stock exchanges, including the NYSE. The Irish Takeover Rules are administered by the Irish Takeover Panel, which has supervisory jurisdiction over such transactions. Among other matters, the Irish Takeover Rules operate to ensure that no offer is frustrated or unfairly prejudiced and, in the case of multiple bidders, that there is a level playing field.

A transaction in which a third party seeks to acquire 30% or more of the voting rights in Aon Ireland and any other acquisitions of securities of Aon Ireland will be governed by the Irish Takeover Panel Act and the Irish Takeover Rules and will be regulated by the Irish Takeover Panel. The "General Principles," and certain important aspects, of the Irish Takeover Rules are described below.

General Principles

The Irish Takeover Rules are built on the following General Principles, which will apply to any transaction regulated by the Irish Takeover Panel: (i) in the event of an offer, all holders of securities of the target company must be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected; (ii) the holders of securities of the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of directors of the target company must give its views on the effects of the implementation of the offer on employment, employment conditions and the locations of the target company's place of business; (iii) a target company's board of directors must act in the interests of the target company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer; (iv) false markets must not be created in the securities of the target company, the bidder or any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted; (v) a bidder can only announce an offer after ensuring that such bidder can fulfill in full the consideration offered, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration; (vi) a target company may not be hindered in the conduct of its affairs longer than is reasonable by an offer for its securities; and (vii) a "substantial acquisition" of securities, whether to be effected by one transaction or a series of transactions, shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Bid

Under certain circumstances, a person who acquires shares or other voting securities of a company may be required under the Irish Takeover Rules to make a mandatory cash offer for the remaining outstanding voting securities of that company at a price not less than the highest price paid for the securities by the acquiror, or any parties acting in concert with the acquiror, during the previous 12 months. This mandatory bid requirement is triggered if an acquisition of securities would increase the aggregate holdings of an acquiror, including the holdings of any parties acting in concert with the acquiror, to securities representing 30% or more of the voting rights in a company, unless the Irish Takeover Panel otherwise consents. An acquisition of securities by a person holding, together with its concert parties, securities representing between 30% and 50% of the voting rights in a company would also trigger the mandatory bid requirement if, after giving effect to the acquisition, the percentage of the voting rights held by that person, together with its concert parties, would increase by 0.05% within a 12-month period. Any person, excluding any parties acting in concert with the holder, holding securities representing more than 50% of the voting rights in a company is not subject to these mandatory offer requirements in purchasing additional securities.

Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements

If a person makes a voluntary offer to acquire a company's outstanding ordinary shares, the offer price must not be less than the highest price paid for the company's ordinary shares by the bidder or its concert parties during the three-month period prior to the commencement of the offer. The Irish Takeover Panel has the power to extend the "look back" period to 12 months if it, taking into account the General Principles, believes it is appropriate to do so.

If the bidder or any of its concert parties has acquired shares of Aon Ireland (i) during the 12-month period prior to the commencement of the offer period that represents more than 10% of the shares of Aon Ireland or (ii) at any time after the commencement of the offer period, the offer must be in cash or accompanied by a full cash alternative and the price per share of Aon Ireland must not be less than the highest price paid by the bidder or its concert parties during, in the case of clause (i), the 12-month period prior to the commencement of the offer period or, in the case of (2), the offer period. The Irish Takeover Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10% of the total number of shares of Aon Ireland in the 12- month period prior to the commencement of the offer period if the Irish Takeover Panel, taking into account the General Principles, considers it just and proper to do so. An offer period generally will commence on the date of the first announcement of the offer or proposed offer.

Substantial Acquisition Rules

The Irish Takeover Rules also govern substantial acquisitions of shares and other voting securities that restrict the speed at which a person may increase such person's holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights of a company. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of a company is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of such company and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

The Irish Takeover Rules include mandatory bid rules, share dealing restrictions and confidentiality objections.

Frustrating Action

Under the Irish Takeover Rules, Aon Ireland's board of directors is not permitted without either the consent of the Irish Takeover Panel or the approval of Aon Ireland's shareholders at a duly convened general meeting to take certain actions which might frustrate a takeover once Aon Ireland's board of directors has received an approach which may lead to an offer or has reason to believe an offer is, or may be, imminent.

Shareholder Rights Plan

Irish law does not expressly authorize or prohibit companies from issuing share purchase rights or adopting a shareholder rights plan as an anti-takeover measure, although the ability of Aon Ireland's board of directors to do so would be subject to its fiduciary duties and, during the course of an offer, the Irish Takeover Rules. However, there is no directly relevant Irish case law on this issue. The Aon Ireland Constitution allows Aon Ireland's board of directors to adopt a shareholder rights plan upon such terms and conditions as it deems expedient in the interests of Aon Ireland.

Issuance of Preference Shares

Aon Ireland's board of directors has the authority, without further action of Aon Ireland's shareholders for a period of five years from the date of adoption of the Aon Ireland Constitution (which occurred on March 31, 2020), but subject to its statutory and fiduciary duties and the requirements of Irish law, to issue up to 50,000,000 preference shares, in one or more series, and to fix the powers, preferences, rights and qualifications, limitations or restrictions thereof. The issuance of preference shares on various terms could adversely affect Aon Ireland's shareholders. The potential issuance of preference shares may discourage bids for shares of Aon Ireland at a premium over the market price, may adversely affect the market price of shares of Aon Ireland and may discourage, delay or prevent a change of control of Aon Ireland.

Corporate Governance

The Aon Ireland Constitution delegates the management of Aon Ireland's business to Aon Ireland's board of directors. Aon Ireland's board of directors, in turn, is empowered to delegate any of its powers, authorities and discretions (with further power to sub-delegate) to any committee, consisting of such person or persons (whether directors or not) as it thinks fit, but regardless, Aon Ireland's board of directors will remain responsible, as a matter of Irish law, for the proper management of Aon Ireland's business and affairs. Committees may meet and adjourn as they determine to be proper. Unless otherwise determined by Aon Ireland's board of directors, the quorum necessary for the transaction of business at any committee meeting shall be a majority of the members of such committee then in office.

Legal Name; Fiscal Year; Registered Office

Aon Ireland was incorporated in Ireland as a private limited company on May 23, 2017 under the name Linzicon Limited. The name of Aon Ireland was changed to Aon Limited on November 5, 2019. Aon Ireland was re-registered as a public company and renamed Aon plc on March 18, 2020. Aon Ireland's financial year ends on December 31, and Aon Ireland's registered office is at 15 George’s Quay, Dublin 2, Ireland D02 VR98.

Directors

Number of Directors

The Aon Ireland Constitution provides that the number of directors of Aon Ireland shall be as Aon Ireland's board of directors may determine from time to time and that as of the date of adoption of the Aon Ireland Constitution shall be no more than 21 and no less than seven. There are currently 13 directors of Aon Ireland.

Appointment of Directors

Both Aon Ireland's shareholders and Aon Ireland's board of directors have the power to appoint a person as a director of Aon Ireland, either to fill a vacancy or as an additional position, by simple majority resolution.

Election of Directors

Under the Aon Ireland Constitution, directors of Aon Ireland shall stand for election or re-election at each annual general meeting. Each director of Aon Ireland shall hold office until his or her successor is elected or until his or her earlier resignation or removal in accordance with the Aon Ireland Constitution or, otherwise, pursuant to the Irish Companies Act. Where the appointment of a director is contested (i.e., there is a shareholder meeting at which it is proposed to vote on resolutions for the appointment of directors and the total number of proposed directors exceeds the total number of directors to be appointed at such shareholder meeting), the Aon Ireland Constitution provides "plurality voting" applicable to contested elections of directors (i.e., the directors with the greatest number of votes are elected in descending order until the number of directors to be appointed at such meeting is satisfied).

Removal of Directors

Under the Irish Companies Act, Aon Ireland's shareholders may remove a director of Aon Ireland without cause by ordinary resolution, provided that at least 28 clear days' notice of such resolution is given to Aon Ireland and that Aon Ireland's shareholders comply with all relevant procedural requirements. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) the director of Aon Ireland may have against Aon Ireland in respect of his or her removal. The Aon Ireland Constitution separately provides that Aon Ireland's shareholders can remove a director of Aon Ireland without cause by ordinary resolution. No special notice of the resolution to remove a director under the Aon Ireland Constitution need be given, and such director does not have a right to make reasonable written representations as he or she would under the statutory removal procedure.

Duration; Dissolution; Rights Upon Liquidation

Aon Ireland's duration of existence is unlimited. Aon Ireland may be dissolved and wound-up at any time by way of a members' voluntary winding-up or a creditors' winding-up. In the case of a members' voluntary winding-up, a special resolution is required. Aon Ireland may also be dissolved by way of court order on the application of a creditor or by the Companies Registration Office as an enforcement measure where Aon Ireland has failed to file certain returns.

The rights of Aon Ireland's shareholder to a return on Aon Ireland's assets upon dissolution or winding-up, following the settlement of all claims of creditors, may be prescribed in the Aon Ireland Constitution. If the Aon Ireland Constitution contains no specific provisions in respect of a dissolution or winding-up, then, subject to the priorities of any creditors, the assets will be distributed to Aon Ireland's shareholders in proportion to the paid-up nominal value of the shares of Aon Ireland held.

Stock Exchange Listing

The Aon Ireland Shares were approved for listing on the NYSE and began trading on March 31, 2020 under the symbol "AON," the same symbol under which the Class A ordinary shares of Aon UK previously listed. Aon Ireland has no current plans to list its shares on any other securities exchange, including Euronext Dublin.

No Liability for Further Calls or Assessments

The shares of Aon Ireland issued in the Reorganization were duly and validly issued and credited as fully paid-up.

Transfer and Registration of Shares

Aon Ireland's register of members, which Aon Ireland is required to maintain under the Irish Companies Act, will be maintained by Aon Ireland's transfer agent. Registration in the register of members is determinative of membership. A person who holds shares of Aon Ireland beneficially will not have his or her name entered in Aon Ireland's register of members, and for the purposes of Irish law, will not be the registered holder of such shares. Instead, any depository or other nominee whose name is entered in Aon Ireland's register of members will be the registered holder of such shares. Accordingly, a transfer of shares of Aon Ireland from a person who holds such shares beneficially to a person who also holds such shares beneficially through a depository or other nominee will not be registered in Aon Ireland's register of members, as the depository or other nominee will remain the registered holder of such shares.

A written instrument of transfer generally is required under Irish law in order to effect a transfer of the registered interest in shares of Aon Ireland and to update Aon Ireland's register of members. Accordingly, a written instrument of transfer will be required for transfers of shares of Aon Ireland: (i) from a registered holder of shares to any other person; (ii) from a person who holds shares beneficially (where the registered interest is held by the depository or other nominee) to another person who wishes, on transfer, to be registered as the registered holder of such shares; (iii) from a person who holds shares beneficially to another person who also wishes, on transfer, to hold such shares beneficially but where the transfer involves a change in the depository or other nominee that is the registered holder of such shares; or (iv) by a registered holder into his or her own broker account (or vice versa).

Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer in Aon Ireland's register of members. However, a registered holder may transfer shares of Aon Ireland into his or her own broker account (or vice versa) without giving rise to Irish stamp duty, provided that there is no change in the beneficial ownership of such shares as a result of the transfer and the transfer is not made in contemplation of a subsequent sale of such shares to a third party.

Any transfer of shares of Aon Ireland that is subject to Irish stamp duty will not be registered in the name of the transferee unless an instrument of transfer is duly stamped and provided to the transfer agent. Aon Ireland, in its absolute discretion and insofar as the Irish Companies Act or any other applicable law permits, may, or may provide that a subsidiary of Aon Ireland will, pay Irish stamp duty arising on a transfer of shares of Aon Ireland on behalf of the transferee of such shares. If stamp duty resulting from the transfer of shares of Aon Ireland which would otherwise be payable by the transferee is paid by Aon Ireland or any of its subsidiaries on behalf of the transferee, then in those circumstances, Aon Ireland will, on its behalf or on behalf of its subsidiary (as the case may be), be entitled to: (i) seek reimbursement of the stamp duty from the transferee or the transferor (at its discretion); (ii) set-off the stamp duty against any dividends payable to the transferee of those shares; and (iii) claim a first and permanent lien on the shares on which stamp duty has been paid by Aon Ireland or its subsidiary for the amount of stamp duty paid. Aon Ireland's lien shall extend to all dividends paid on those shares.

The Aon Ireland Constitution delegates to Aon Ireland's secretary (or any person that the secretary nominates) the authority to execute an instrument of transfer on behalf of a transferor. To help ensure that Aon Ireland's register of members is regularly updated to reflect trading of shares of Aon Ireland occurring through electronic systems, Aon Ireland intends to regularly produce such instruments of transfer as may be required to effect any transfers of registered interests in shares. These may involve transactions for which Aon Ireland pays stamp duty, subject to the reimbursement and set-off rights described above. In the event that Aon Ireland notifies one or both of the parties to a share transfer that it believes stamp duty is required to be paid in connection with such transfer and that Aon Ireland will not pay such stamp duty, such parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from Aon Ireland for this purpose) or request that Aon Ireland execute an instrument of transfer on behalf of the transferring party in a form determined by Aon Ireland. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to the transfer agent, the transferee named therein will be registered as the registered holder of the relevant shares in Aon Ireland's register of members (subject to the matters described below).

The registration of transfers may be suspended by Aon Ireland's board of directors at such times and for such periods, not exceeding in the whole 30 days in each year, as it may from time to time determine.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

Set forth below is a summary of the material terms of the debt securities and guarantees of Aon plc, an Irish public limited company ("Aon Ireland"), Aon Global Limited (f/k/a Aon plc), a public limited company formed under the laws of England and Wales ("Aon UK"), Aon Corporation, a Delaware corporation ("Aon Delaware"), Aon Global Holdings plc (“AGH”), a public limited company formed under the laws of England and Wales, and Aon North America, Inc., a Delaware corporation (“ANA”). In this section, references to "holders" mean those who own debt securities and the related guarantees registered in their own names, on the books that the appropriate registrar for Aon Ireland, Aon UK, AGH, ANA and/or Aon Delaware, as the case may be, maintains for this purpose, and not those who own beneficial interests in debt securities and the related guarantees registered in "street name" or in debt securities and the related guarantees issued in book-entry form and held through one or more depositaries.

This is a description of certain general terms and provisions of the debt securities that Aon Ireland may offer (the “Aon Ireland debt securities"), Aon UK may offer (the "Aon UK debt securities"), AGH may offer (the “AGH debt securities”), Aon Delaware may offer (the "Aon Delaware debt securities"), ANA may offer (the “ANA debt securities”) or that any combination of Aon Ireland, Aon UK, AGH, ANA or Aon Delaware may offer as co-issuers (the “co-issued debt securities”) pursuant to a prospectus. When Aon Ireland, Aon UK, AGH, ANA, and/or Aon Delaware offer to sell a particular series of debt securities, Aon Ireland, Aon UK, AGH, ANA and/or Aon Delaware will describe the specific terms of that series in one or more prospectus supplements. Aon Ireland, Aon UK, AGH, ANA, and/or Aon Delaware will also indicate in an applicable prospectus supplement the extent to which the general terms and provisions described in the prospectus apply to a particular series of debt securities.

Aon Ireland may issue Aon Ireland debt securities or co-issued debt securities under either: (1) a senior indenture (the "Aon Ireland senior indenture"), among Aon Ireland, as issuer or co-issuer, either Aon UK, Aon Delaware or AGH, as co-issuer, Aon UK, Aon Delaware and/or AGH to the extent not acting as co-issuer, as guarantors, and ANA, as guarantor (the "Aon Ireland senior debt guarantors") in respect of certain series of Aon Ireland senior debt securities (as defined below), and The Bank of New York Mellon Trust Company, N.A., as trustee (the "Aon Ireland senior debt trustee"); or (2) a subordinated indenture (the "Aon Ireland subordinated indenture") among Aon Ireland, as issuer, Aon UK, Aon Delaware, AGH and/or ANA, as guarantors (the "Aon Ireland subordinated debt guarantors" and, together with the Aon Ireland senior debt guarantors, the "Aon Ireland guarantors") in respect of certain series of Aon Ireland subordinated debt securities (as defined below), and The Bank of New York Mellon Trust Company, N.A., as trustee (the "Aon Ireland subordinated debt trustee" and, together with the Aon Ireland senior debt trustee, the "Aon Ireland trustee"). Any Aon Ireland debt securities or co-issued debt securities that Aon Ireland issues or co-issues under the Aon Ireland senior indenture will constitute unsubordinated debt of Aon Ireland ("Aon Ireland senior debt securities") and will rank senior to any Aon Ireland debt securities that Aon Ireland issues under the Aon Ireland subordinated indenture ("Aon Ireland subordinated debt securities"). Any guarantee that Aon Delaware, Aon UK, AGH and/or ANA, as the Aon Ireland senior debt guarantors, issues under the Aon Ireland senior indenture will constitute an unsubordinated obligation of Aon Delaware, Aon UK, AGH and/or ANA, as applicable (each, an "Aon Ireland senior debt guarantee"), and will rank senior to any guarantee that Aon Delaware, Aon UK, AGH and/or ANA, as the Aon Ireland subordinated debt guarantors, issue under the Aon Ireland subordinated indenture (each, an "Aon Ireland subordinated debt guarantee" and, together with the Aon Ireland senior debt guarantees, the "Aon Ireland debt guarantees").

Aon UK may issue Aon UK debt securities or co-issued debt securities under a senior indenture (the "Aon UK senior indenture"), among Aon UK, as issuer or co-issuer, either Aon Delaware, Aon Ireland or AGH, as co-issuer, Aon Ireland, Aon Delaware and/or AGH to the extent not acting as co-issuer, as guarantors, and ANA, as guarantor (the "Aon UK senior debt guarantors") in respect of certain series of Aon UK senior debt securities (as defined below), and The Bank of New York Mellon Trust Company, N.A., as trustee (the "Aon UK senior debt trustee"). Any Aon UK debt securities or co-issued debt securities that Aon UK issues or co-issues under the Aon UK senior indenture will constitute unsubordinated debt of Aon UK ("Aon UK senior debt securities"). Any guarantee that Aon Delaware, Aon Ireland, AGH and/or ANA, as the Aon UK senior debt guarantors, issues under the Aon UK senior indenture will constitute an unsubordinated obligation of Aon Delaware, Aon Ireland, AGH and/or ANA, as applicable (each, an "Aon UK senior debt guarantee").

Aon Delaware may issue Aon Delaware debt securities or co-issued debt securities under either: (1) a senior indenture (the "Aon Delaware senior indenture"), among Aon Delaware, as issuer or co-issuer, either Aon UK, Aon Ireland or AGH, as co-issuer, Aon Ireland, Aon UK and/or AGH to the extent not acting as co-issuer, as guarantors, and ANA, as guarantor (the "Aon Delaware senior debt guarantors") in respect of certain series of Aon Delaware senior debt securities (as defined below), and The Bank of New York Mellon Trust Company, N.A., as trustee (the "Aon Delaware senior debt trustee"); or (2) a subordinated indenture (the "Aon Delaware subordinated indenture") among Aon Delaware, as issuer, Aon UK, Aon Ireland, AGH and/or ANA, as guarantors (the "Aon Delaware subordinated debt guarantors" and, together with the Aon Delaware senior debt guarantors, the "Aon Delaware guarantors") in respect of certain series of Aon Delaware subordinated debt securities (as defined below), and The Bank of New York Mellon Trust Company, N.A., as trustee (the "Aon Delaware subordinated debt trustee" and, together with the Aon Delaware senior debt trustee, the "Aon Delaware trustee"). Any Aon Delaware debt securities or co-issued debt securities that Aon Delaware issues or co-issues under the Aon Delaware senior indenture will constitute unsubordinated debt of Aon Delaware ("Aon Delaware senior debt securities") and will rank senior to any Aon Delaware debt securities that Aon Delaware issues under the Aon Delaware subordinated indenture ("Aon Delaware subordinated debt securities"). Any guarantee that Aon UK, Aon Ireland, AGH and/or ANA, as the Aon Delaware senior debt guarantors, issues under the Aon Delaware senior indenture will constitute an unsubordinated obligation of Aon UK, Aon Ireland, AGH and/or ANA, as applicable (each, an "Aon Delaware senior debt guarantee"), and will rank senior to any guarantee that Aon UK, Aon Ireland, AGH and/or ANA, as the Aon Delaware subordinated debt guarantors, issues under the Aon Delaware subordinated indenture (each, an "Aon Delaware subordinated debt guarantee" and, together with the Aon Delaware senior debt guarantees, the "Aon Delaware debt guarantees").

AGH may issue AGH debt securities or co-issued debt securities under a senior indenture (the "AGH senior indenture"), among AGH, as issuer or co-issuer, either Aon UK, Aon Ireland or Aon Delaware, as co-issuer, Aon UK, Aon Ireland and/or Aon Delaware to the extent not acting as co-issuer, as guarantors, and ANA, as guarantor (the "AGH senior debt guarantors") in respect of certain series of AGH senior debt securities (as defined below), and The Bank of New York Mellon Trust Company, N.A., as trustee (the "AGH senior debt trustee"). Any AGH debt securities or co-issued debt securities that AGH issues or co-issues under the AGH senior indenture will constitute unsubordinated debt of AGH ("AGH senior debt securities"). Any guarantee that Aon UK, Aon Ireland, Aon Delaware or ANA, as the AGH senior debt guarantors, issues under the AGH senior indenture will constitute an unsubordinated obligation of Aon UK, Aon Ireland, Aon Delaware and/or ANA, as applicable (each, an "AGH senior debt guarantee").

ANA may issue ANA debt securities or co-issued debt securities under a senior indenture (the "ANA senior indenture") among ANA, as issuer or co-issuer, either Aon Ireland, Aon Delaware and/or AGH, as co-issuer, Aon Ireland, Aon Delaware and/or AGH to the extent not acting as co-issuer, as guarantors, and Aon UK, as guarantor (the "ANA senior debt guarantors") in respect of certain series of ANA senior debt securities (as defined below), and The Bank of New York Mellon Trust Company, N.A., as trustee (the "ANA senior debt trustee"). Any ANA debt securities or co-issued debt securities that ANA issues or co-issues under the ANA senior indenture will constitute unsubordinated debt of ANA ("ANA senior debt securities"). Any guarantee that Aon Ireland, Aon Delaware, AGH or Aon UK, as the ANA senior debt guarantors, issues under the ANA senior indenture will constitute an unsubordinated obligation of Aon Ireland, Aon Delaware, AGH or Aon UK, as applicable (each, an "ANA senior debt guarantee").

In this description, the Aon Ireland debt securities, the Aon UK debt securities, the AGH debt securities, the Aon Delaware debt securities, the ANA debt securities, and the co-issued debt securities are sometimes referred to together as the "debt securities;" the Aon Ireland senior debt securities, the Aon UK senior debt securities, the AGH senior debt securities, the Aon Delaware senior debt securities and the ANA senior debt securities are sometimes referred to together as the "senior debt securities;" the Aon Ireland subordinated debt securities and the Aon Delaware subordinated debt securities are sometimes referred together as the "subordinated debt securities;" the Aon Ireland senior indenture, the Aon UK senior indenture, the AGH senior indenture, the Aon Delaware senior indenture and the ANA senior indenture are sometimes referred to together as the "senior indentures;" the Aon Ireland subordinated indenture and the Aon Delaware subordinated indenture are sometimes referred to together as the "subordinated indentures;" the senior indentures and the subordinated indentures are sometimes referred to together as the "indentures;" the Aon Ireland debt guarantees, the Aon UK senior debt guarantees, the AGH senior debt guarantees, the Aon Delaware debt guarantees and the ANA senior debt guarantees are sometimes referred to together as the "guarantees;" each of Aon Ireland, Aon UK, AGH, Aon Delaware, and ANA, in each case in its capacity as issuer or co-issuer of debt securities, is sometimes referred to as an "issuer;" each of the Aon Ireland debt guarantors, the Aon UK debt guarantors, the AGH debt guarantors, the Aon Delaware debt guarantors and the ANA debt guarantors is sometimes referred to as a "guarantor;" each of the Aon Ireland senior trustee, the Aon UK senior trustee, the AGH senior trustee, the Aon Delaware senior trustee and the ANA senior trustee is sometimes referred to as a "senior trustee;" each of the Aon Ireland subordinated trustee and the Aon Delaware subordinated trustee is sometimes referred to as a "subordinated trustee;" and each of the senior trustee and the subordinated trustee is sometimes referred to as the "trustee."

Each series of debt securities will be issued under the terms of an amendment or supplement to the applicable indenture that takes the form of a supplemental indenture or an officers' certificate delivered under the authority of resolutions adopted by the board of directors of the issuer and the terms of that indenture. The terms of any debt securities and, if applicable, the guarantees will include those stated in the applicable indenture and those made part of that indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The debt securities will be subject to all those terms, and prospective purchasers and holders of debt securities and guarantees are referred to the applicable indenture and the Trust Indenture Act for a statement of those terms.

The following summaries of various provisions of the debt securities, the indentures and the guarantees are not complete. They do not describe certain exceptions and qualifications contained in the debt securities, the indentures and the guarantees, and are qualified in their entirety by reference to the provisions of the debt securities, the indentures and the guarantees. Unless otherwise indicated, capitalized terms have the meanings assigned to them in the applicable indenture.

An applicable prospectus supplement will specify the issuer, the co-issuer, if any, the guarantors, if any, whether the debt securities offered thereby will be senior or subordinated debt and whether the debt securities are to be guaranteed. The debt securities may be issued as part of units consisting of debt securities and other securities that Aon Ireland, Aon UK, AGH, Aon Delaware and/or ANAmay offer under the prospectus. If debt securities are issued as part of units of debt securities and other securities that Aon Ireland, Aon UK, AGH, Aon Delaware and/or ANA may issue under the prospectus, an applicable prospectus supplement will describe any applicable material federal income tax consequences to holders.

General

The debt securities will be unsecured obligations of the applicable issuer. None of the indentures limit the amount of debt securities that the issuer may issue. Each indenture provides that the issuer may issue debt securities from time to time in one or more series.

The Aon Ireland senior debt securities and any Aon Delaware, ANA, AGH or Aon UK senior debt guarantee will be unsecured and unsubordinated obligations of Aon Ireland and will rank equally in right of payment with Aon Ireland's other unsecured and unsubordinated obligations. The Aon Ireland subordinated debt securities and any Aon Delaware subordinated debt guarantee will be subordinated obligations and will rank junior in right of payment, as more fully described in the applicable subordinated indenture, to Aon Ireland's senior indebtedness. Because Aon Ireland is a holding company, the holders of Aon Ireland debt securities and Aon Delaware debt guarantees may not receive assets of Aon Ireland subsidiaries in a liquidation or recapitalization until the claims of Aon Ireland's subsidiaries' creditors and any insurance policyholders (in the case of Aon Ireland's insurance subsidiaries) are paid, except to the extent that Aon Ireland may have recognized claims against such subsidiaries. In addition, certain regulatory laws limit some of Aon Ireland’s subsidiaries from making payments to Aon Ireland of dividends and on loans and other transfers of funds.

The Aon Delaware senior debt securities and any Aon Ireland, Aon UK, AGH or ANA senior debt guarantee will be unsecured and unsubordinated obligations of Aon Delaware and will rank equally in right of payment with Aon Delaware's other unsecured and unsubordinated obligations. The Aon Delaware subordinated debt securities and any Aon Ireland subordinated debt guarantee will be subordinated obligations and will rank junior in right of payment, as more fully described in the applicable subordinated indenture, to Aon Delaware's senior indebtedness. Because Aon Delaware is a holding company, the holders of Aon Delaware debt securities and Aon Ireland debt guarantees may not receive assets of Aon Delaware's subsidiaries in a liquidation or recapitalization until the claims of Aon Delaware's subsidiaries' creditors and any insurance policyholders (in the case of Aon Delaware's insurance subsidiaries) are paid, except to the extent that Aon Delaware may have recognized claims against such subsidiaries. In addition, certain regulatory laws limit Aon Delaware's subsidiaries from making payments to Aon Delaware of dividends and on loans and other transfers of funds.

An applicable prospectus supplement will describe the specific terms relating to the series of debt securities being offered. These terms will include some or all of the following:

• the name of the issuer and, if appliable, the name of any co-issuer of those debt securities and, if applicable, the name of any guarantor;
• the title of the debt securities and whether the debt securities and, if applicable, the guarantee will be senior or subordinated;
• the total principal amount of the debt securities;
• whether the issuer will issue the debt securities in global form;
• the maturity date or dates of the debt securities;
• the interest rate or rates, if any (which may be fixed or variable), and, if applicable, the method used to calculate the interest rate or rates;
• the date or dates from which interest will accrue and on which interest will be payable and the date or dates used to determine the persons to whom interest will be paid;
• whether the debt securities will be guaranteed;
• the place or places where principal of, and any premium or interest on, the debt securities will be paid;
• whether (and if so, when and under what terms and conditions) the debt securities may be redeemed by the issuer and/or any co-issuer, if applicable, at its and/or their option or at the option of the holders;
• whether there will be a sinking fund;
• if other than U.S. dollars and denominations of $2,000 or any multiple of $1,000, the currency or currencies or currency unit or currency units or composite currency and denomination in which the debt securities will be issued and in which payments will be made;
• if other than the principal amount, the portion of the principal amount of the debt securities that the issuer will pay upon acceleration of the maturity date;
• if the debt securities are not subject to defeasance by the issuer;
• any deletions from, modifications of or additions to the events of default applicable to such debt securities;

• whether the debt securities will be exchangeable for or convertible into other securities or property and the terms and conditions governing such exchange or conversion; and
• any other terms of the debt securities being offered.

If an issuer denominates the purchase price of a series of debt securities in a non-U.S. dollar currency or currencies or a non-U.S. dollar currency unit or units, or if the principal of, or any premium and interest on, any series of debt securities is payable in a non-U.S. dollar currency or currencies or a non-U.S. dollar currency unit or units, an applicable prospectus supplement will describe any special U.S. federal income tax considerations.

The issuer will pay principal and any interest, premium and additional amounts in the manner, at the places and subject to the restrictions set forth in the applicable debt securities, the applicable indenture and any applicable prospectus supplement. The issuer will not impose a service charge for any transfer or exchange of debt securities, but it may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed.

Unless otherwise indicated in an applicable prospectus supplement, each issuer will issue debt securities in fully registered form, without coupons, in denominations of $2,000 or multiples of $1,000 in excess thereof.

The issuer may offer to sell at a substantial discount below their stated principal amount, debt securities bearing no interest or interest at a rate that, at the time of issuance, is below the prevailing market rate. An applicable prospectus supplement will describe any special U.S. federal income tax considerations applicable to any of those discounted debt securities.

The issuer may offer to sell debt securities in which the principal or interest will be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. The principal amount or payment of interest applicable to those debt securities may be greater than or less than the amount of principal or interest otherwise payable, depending upon the value of the applicable currency, commodity, equity index or other factor on the date on which that principal or interest is due. An applicable prospectus supplement will describe the methods used to determine the amount of principal or interest payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on that date is linked and certain additional tax considerations applicable to those debt securities.

The indentures do not restrict Aon Ireland’s, Aon UK's, AGH’s, Aon Delaware's or ANA’s ability to incur unsecured indebtedness or, subject to the restrictions described in "-Consolidation and Merger," to engage in reorganizations, restructurings, mergers, consolidations or similar transactions that have the effect of increasing Aon Ireland, Aon UK's, AGH’s, Aon Delaware's or ANA’s indebtedness. Accordingly, unless an applicable prospectus supplement states otherwise, neither the debt securities nor any guarantees will contain any provisions that afford holders protection against an issuer or, if applicable, the guarantor incurring unsecured indebtedness or engaging in certain reorganizations or transactions. As a result, Aon Ireland, Aon UK, AGH Aon Delaware and/or ANA could become highly leveraged.

Events of Default

With respect to any series of debt securities, "event of default" means any of the following:

• failure to pay the principal of, or any premium on, any debt security of that series when due;
• failure to pay the interest or any additional amount on any debt security of that series when due and such failure continues for 30 days;
• if that series of debt securities is guaranteed, the cessation of any guarantee of any debt security of that series to be in full force and effect, the declaration that any guarantee of those debt securities is null and void and unenforceable, the finding that any guarantee of those debt securities is invalid or the denial by any guarantor of its liability under its guarantee of those debt securities (other than by reason of the release of such guarantor in accordance with the terms of the applicable indenture);
• failure by the issuer or, if applicable, a guarantor to comply with any of its other covenants or agreements contained in the applicable indenture and the continuation of that failure for 90 days after written notice of that failure is given to such issuer or, if applicable, a guarantor from the applicable trustee (or to the issuer and, if applicable, a guarantor and that trustee from the holders of at least 25% in principal amount of the outstanding debt securities of that series);
• certain events of bankruptcy, insolvency or reorganization relating to the issuer or, if applicable, a guarantor;
• if that series of debt securities is convertible or exchangeable into other securities or property, default in the delivery of any other securities or property, as applicable, when required to be delivered upon conversion or exchange of any debt security of that series, and continuance of such default for a period of 10 business days; and
• any other event of default provided with respect to debt securities of that series that is described in an applicable prospectus supplement.

If there is a continuing event of default with respect to any outstanding series of debt securities, the applicable trustee or the holders of at least 25% of the outstanding principal amount of the debt securities of that series may require the issuer or, if applicable, any guarantor to pay immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, on all debt securities of that series. However, at any time after that trustee or the holders, as the case may be, declare that acceleration with respect to debt securities of any series, but before the applicable person has obtained a judgment or decree for payment of the money, the holders of a majority in principal amount of the outstanding debt securities of that series may, under certain conditions, cancel such acceleration if (i) all events of default (other than the non-payment of accelerated principal) with respect to debt securities of that series have been cured or (ii) all such events of default have been waived, each as provided in the applicable indenture. (Section 6.01 of the indentures) For information as to waiver of defaults, see "-Modification and Waiver." The particular provisions relating to acceleration of the maturity of a portion of the principal amount of such debt securities that are discount securities triggered by an event of default shall be described in an applicable prospectus supplement.

Each indenture provides that, subject to the duties of the applicable trustee to act with the required standard of care if there is a continuing event of default, the applicable trustee need not exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless those holders have offered to the applicable trustee security or indemnity reasonably satisfactory to it. (Section 7.02 of the indentures) Subject to those provisions for security or indemnification of the applicable trustee and certain other conditions, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee or exercising any trust or power that trustee holds, in each case, with respect to the debt securities of that series. (Section 6.06 of the indentures)

No holder of any debt security of any series will have any right to institute any proceeding with respect to any indenture or for any remedy under the applicable indenture unless:

• the applicable trustee has failed to institute the proceeding for 60 days after the holder has previously given that trustee written notice of a continuing event of default with respect to debt securities of that series;
• the holders of at least 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable security or indemnity, to the applicable trustee to institute the proceeding as trustee; and
• the applicable trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request.

However, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and any premium or interest on, that debt security on or after the date or dates they are to be paid as expressed in or pursuant to that debt security and to institute suit for the enforcement of any such payment.

Each indenture provides that the applicable trustee shall provide notice to the holders of debt securities of any series within 90 days of the occurrence of any default with respect to debt securities of that series known to such trustee, except that the trustee need not provide holders of debt securities of any series notice of any default (other than the non-payment of principal or any premium, interest or additional amounts) if such default has been cured and the applicable trustee considers it in the interest of the holders of debt securities of that series not to provide that notice.

Consolidation and Merger

Each indenture provides that each of the issuer and the guarantors may consolidate with or merge or convert into, or convey, transfer or lease its or their properties or assets substantially as an entirety to, another person without the consent of any debt security holders if, along with certain other conditions set forth in the indentures:

• the issuer or such guarantor, as the case may be, is the successor person; or
• the successor person (if other than the issuer or such guarantor, as the case may be) formed by such consolidation or conversion or into which the issuer or such guarantor, as the case may be, merges or converts or which acquires or leases the assets of the issuer or such guarantor, as the case may be, substantially as an entirety;
• in the case of Aon Delaware, is a corporation or other entity organized and existing under the laws of the United States, any state thereof or the District of Columbia; and
• in the case of either Aon Ireland, Aon UK, AGH, Aon Delaware or ANA, expressly assumes by supplemental indenture the obligations of the issuer or the guarantor, as the case may be, in relation to the debt securities or such guarantees, as the case may be, and under the applicable indenture;

• immediately after giving effect to such transaction, there is no event of default, and no event which, after notice or passage of time or both, would become an event of default; and
• Aon Ireland, Aon UK, AGH, Aon Delaware or ANA, as the case may be, has delivered to the trustee an officers' certificate stating that the transaction complies with the conditions set forth in the applicable indenture.

It is possible that a merger, transfer, lease or other transaction could be treated for U.S. federal income tax purposes as a taxable exchange by the holders of debt securities or guarantees for new securities, which could result in holders of debt securities or guarantees recognizing taxable gain or loss for U.S. federal income tax purposes. A merger, transfer, lease or other transaction could also have adverse tax consequences to holders of debt securities or guarantees under other tax laws to which the holders are subject.

Payment of Additional Amounts

Payments made by the issuer or a paying agent, as applicable, on the debt securities, or in respect to the guarantees, will be made free and clear of and without withholding or deduction for or on account of any present or future income, stamp or other tax, duty, levy, impost, assessment or other governmental charge of any nature whatsoever imposed or levied by or on behalf of the government of Ireland, the United Kingdom or the United States, as applicable (each, a "Home Country Jurisdiction"), of any territory of a Home Country Jurisdiction or by any authority or agency therein or thereof having the power to tax ("Taxes"), unless the issuer or a paying agent is required to withhold or deduct Taxes by law.

If the issuer or a paying agent is required to withhold or deduct any amount for or on account of Taxes from any payment made with respect to the debt securities or the guarantees, the issuer will pay such additional amounts as may be necessary so that the net amount received by each beneficial owner (including additional amounts) after such withholding or deduction will not be less than the amount the beneficial owner would have received if the Taxes had not been withheld or deducted; provided that no additional amounts will be payable with respect to Taxes:

• that would not have been imposed but for the existence of any present or former connection between such holder or beneficial owner of the debt securities or guarantees, as applicable (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, trust, partnership or corporation), and such Home Country Jurisdiction or any political subdivision or territory or possession thereof or therein or area subject to its jurisdiction, including, without limitation, such holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or treated as a resident thereof or domiciled thereof or a national thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein;

• that are estate, inheritance, gift, sales, transfer, personal property, wealth or similar taxes, duties, assessments or other governmental charges;
• payable other than by withholding from payments of principal of and premium, if any, or interest, if any, on the debt securities or the guarantees, as applicable;
• that would not have been imposed but for the failure of the applicable recipient of such payment to comply with any certification, identification, information, documentation or other reporting requirement to the extent: such compliance is required by applicable law or administrative practice or an applicable treaty as a precondition to exemption from, or reduction in, the rate of deduction or withholding of such Taxes; and at least 30 days before the first payment date with respect to which such additional amounts shall be payable, the applicable guarantor, as the case may be, has notified such recipient in writing that such recipient is required to comply with such requirement;
• that would not have been imposed but for the presentation of the relevant debt security or guarantee (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurred later;
• that are imposed or withheld pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), as of the issue date of the debt securities (or any amended or successor version of such sections), any regulations promulgated thereunder, any official interpretations thereof, any similar law or regulation adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any agreements entered into pursuant to Section 1471(b)(1) of the Code;
• that would not have been imposed if presentation for payment of the relevant debt security or guarantee had been made to a paying agent other than the paying agent to which the presentation was made; or
• any combination of the foregoing items;

nor shall additional amounts be paid with respect to any payment of the principal of or premium, if any, or interest, if any, on any debt security or any payment in respect of any guarantee to any such holder or beneficial owner who is a fiduciary or a partnership or a beneficial owner who is other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to such additional amounts had it been the holder of the debt security.

All references herein, other than under "-Defeasance" below, to the payment of the principal of or premium, if any, or interest, if any, on or the net proceeds received on the sale or exchange of, any debt securities or any payment in respect of any guarantee shall be deemed to include additional amounts to the extent that, in that context, additional amounts are, were or would be payable.

Aon Ireland’s, Aon UK's, AGH’s, Aon Delaware's and ANA’s obligations to pay additional amounts if and when due will survive the termination of the indentures and the payment of all other amounts in respect of the debt securities.

If, as a result of Aon Ireland, Aon UK's, AGH’s Aon Delaware's or ANA’s consolidation, merger with or conversion into a successor person organized under the laws of a jurisdiction other than Ireland, the United Kingdom or the United States (or, in each case, any political subdivision or taxing authority thereof) as described under "-Consolidation and Merger" above, or the conveyance, transfer or lease by Aon Ireland, Aon UK, AGH, Aon Delaware or ANA of its assets substantially as an entirety to such successor person, and such an entity expressly assumes the obligations of Aon Ireland, Aon UK, AGH Aon Delaware or ANA under the indentures and any outstanding debt securities or guarantees, as applicable, such successor person will pay additional amounts on the same basis as described above, except that references to a "Home Country Jurisdiction" will be treated as references to Ireland, the United Kingdom, the United States and the country in which such successor person is organized or resident (or deemed resident for tax purposes).

Optional Tax Redemption

The issuer may redeem any series of debt securities in whole, but not in part, at its option at any time prior to maturity, upon the giving of not less than either 10 or 30, as applicable, nor more than 90 days' notice of tax redemption to the holders, at a redemption price equal to the principal amount of such series of debt securities plus accrued and unpaid interest, if any, to the redemption date (except in the case of discounted debt securities, which may be redeemed at the redemption price specified by the terms of each series of such debt securities), if:

• the issuer determines that, as a result of any change in, amendment to or announced proposed change in the laws or any regulations or rulings promulgated thereunder of a Home Country Jurisdiction (or of any political subdivision or taxing authority thereof) or, in the event of the assumption of the issuer's or a guarantor's obligations under the debt securities or guarantee, as applicable, by a successor person not organized under the laws of a Home Country Jurisdiction (or, in each case, any political subdivision or taxing authority thereof as described under "-Consolidation and Merger" above), the jurisdiction in which such successor person is organized (or deemed resident for tax purposes), or any change in the application or official interpretation of such laws, regulations or rulings, or (in either case) any change in the application or official interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which any such jurisdiction is a party, which change, execution or amendment becomes effective on or after (i) the issue date of the applicable debt securities or guarantee, (ii) in the event of the assumption by a successor person of the issuer's or any guarantor's obligations under the applicable indenture and the debt securities or guarantee, as applicable, as described under "-Consolidation and Merger" above, under the laws of a jurisdiction other than a Home Country Jurisdiction (or, in each case, any political subdivision or taxing authority thereof), with respect to taxes imposed by such other jurisdiction, the date of the transaction resulting in such assumption or (iii) such other date specified with respect to the debt securities or guarantee, as applicable, and, in the case of each of (i), (ii) or (iii), the issuer, a guarantor or such successor person, as applicable, would be required to pay additional amounts (as described under "-Payment of Additional Amounts" above) with respect to that series of debt securities or under a guarantee, as the case may be, on the next succeeding interest payment date for the relevant debt securities and the payment of such additional amounts cannot be avoided by the use of reasonable measures available to the issuer, a guarantor or such successor person, as applicable; or
• the issuer determines, based upon an opinion of independent counsel of recognized standing that, as a result of any action taken by any legislative body of, taxing authority of, or any action brought in a court of competent jurisdiction in, a Home Country Jurisdiction (or any political subdivision or taxing authority thereof) or, in the event of the assumption of the issuer's or a guarantor's obligations under the debt securities or guarantee, as applicable, by a successor person not organized under the laws of a Home Country Jurisdiction (or, in each case, any political subdivision thereof as described under "-Consolidation and Merger" above), the jurisdiction in which such successor person is organized (or deemed resident for tax purposes), which action is taken or brought on or after (i) the issue date of the applicable debt securities or guarantee, (ii) in the event of the assumption by a successor person of the issuer's or a guarantor's obligations under the applicable indenture and the debt securities or guarantee, as applicable, as described under "-Consolidation and Merger" above, under the laws of a jurisdiction other than a Home Country Jurisdiction (or, in each case, any political subdivision or taxing authority thereof), with respect to taxes imposed by such other jurisdiction, the date of the transaction resulting in such assumption or (iii) such other date specified with respect to the debt securities and, in the case of each of (i), (ii) and (iii), there is a substantial probability that the circumstances described above would exist.

No notice of any such redemption may be given earlier than 90 days prior to the earliest date on which Aon Ireland, Aon UK, AGH, Aon Delaware, ANA or such successor person, as applicable, would be obligated to pay any additional amounts.

Aon Ireland, Aon UK, AGH, Aon Delaware, ANA or such successor person will also pay to each holder, or make available for payment to each such holder, on the redemption date, any additional amounts (as described under "-Payment of Additional Amounts" above) resulting from the payment of such redemption price by it. Prior to the delivery of any notice of redemption, Aon Ireland, Aon UK, AGH, Aon Delaware, ANA or such successor person will deliver to the trustee an officer's certificate stating that it is entitled to effect or cause a redemption and setting forth a statement of facts showing that the conditions precedent of the right so to redeem or cause such redemption have occurred, and in the case of a redemption based on an opinion of independent counsel referred to in the second bullet above, such independent counsel's opinion. Delivery of any notice of redemption will be conclusive and binding on the holders of the securities being redeemed.

Any notice of redemption will be irrevocable once an officer's certificate has been delivered to the trustee.

Defeasance

Defeasance and Discharge. Unless the debt securities of any series provide otherwise, the issuer and, if applicable, the guarantor may be discharged from any and all obligations in respect of the debt securities of that series and any related guarantee, as applicable (except for certain obligations to register the transfer or exchange of debt securities of that series, to replace stolen, destroyed, lost or mutilated debt securities of that series, to maintain paying agencies, to execute and furnish definitive securities evidenced by temporary securities, to return moneys deposited with or paid to the applicable trustee or any paying agent remaining unclaimed for three years, to compensate and indemnify the applicable trustee or to furnish such trustee (if that trustee is not the registrar) with the names and addresses of holders of debt securities of that series). This discharge, referred to as defeasance, will occur only if, among other things:

• the issuer or, if applicable, the guarantor or both irrevocably deposit with the applicable trustee, in trust, money and/or securities of the government which issues the currency in which the debt securities of that series are payable or securities of agencies backed by the full faith and credit of that government, which, through the payment of interest and principal in accordance with their terms, will provide, in the opinion of a nationally recognized public accounting firm, enough money to pay each installment of principal of, and any premium and interest on, and any additional amounts known to be payable at the time of such defeasance and discharge and any mandatory sinking fund payments in respect of, the debt securities of that series on the applicable due dates for those payments in accordance with the terms of those debt securities; and
• the issuer or, if applicable, the guarantor delivers to the applicable trustee an opinion of counsel confirming that the holders of the debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the discharge had not occurred.

That opinion must state that the issuer or, if applicable, the guarantor has received from the U.S. Internal Revenue Service a ruling or, since the date of execution of the applicable indenture, there has been a change in the applicable United States federal income tax law, in any case, in support of that opinion.

In addition, the issuer or, if applicable, the guarantor or both may also obtain a discharge of either indenture with respect to all debt securities issued under that indenture and any related guarantee, as applicable, by depositing with the applicable trustee, in trust, enough money to pay all amounts due on the debt securities on the date those payments are due or upon redemption of all of those debt securities, so long as those debt securities are by their terms to become due and payable within one year or are to be called for redemption within one year.

Defeasance of Certain Covenants and Certain Events of Default. Unless the debt securities of any series provide otherwise, upon compliance with certain conditions:

• the issuer and, if applicable, the guarantor may omit to comply with any provision of the applicable indenture (except for certain obligations to register the transfer or exchange of debt securities of that series, to replace stolen, destroyed, lost or mutilated debt securities of that series, to maintain paying agencies, to execute and furnish definitive securities evidenced by temporary securities, to return moneys deposited with or paid to the trustee or any paying agent on any debt security and not applied to payments on the debt securities but remaining unclaimed for three years, to punctually pay the principal of and premium or interest, if any, on the debt securities, to deliver to the trustee an annual statement as to default, to adhere to the covenants with respect to payment on the debt securities on default, to adhere to the resignation or removal procedures regarding the trustee, to compensate and indemnify the applicable trustee or to furnish that trustee (if that trustee is not the registrar) with the names and addresses of holders of debt securities of that series), including the covenant described under "-Consolidation and Merger"; and
• any omission to comply with those covenants will not constitute an event of default with respect to the debt securities of that series ("covenant defeasance").

The conditions include, among other things:

• irrevocably depositing with the applicable trustee, in trust, money and/or securities of the government which issues the currency in which the debt securities of that series are payable or securities of agencies backed by the full faith and credit of that government, which, through the payment of interest and principal in accordance with their terms, will provide, in the opinion of a nationally recognized public accounting firm, enough money to pay each installment of principal of, any premium and interest on, and any additional amounts known to be payable at the time of such covenant defeasance and any mandatory sinking fund payments in respect of, the debt securities of that series on the applicable due dates for those payments in accordance with the terms of those debt securities; and

• delivering to the applicable trustee an opinion of counsel to the effect that the beneficial owners of the debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred.

Covenant Defeasance and Certain Other Events of Default. If the issuer or, if applicable, the guarantor exercises or both exercise the option to effect a covenant defeasance with respect to the debt securities of any series as described above and the debt securities of that series are thereafter declared due and payable because of an event of default (other than an event of default caused by failing to comply with the covenants that are defeased), the amount of money and securities it has or they have deposited with the applicable trustee would be sufficient to pay amounts due on the debt securities of that series on their respective due dates but may not be sufficient to pay amounts due on the debt securities of that series at the time of acceleration resulting from that event of default. However, the issuer and, if applicable, the guarantor would remain liable for any shortfall.

Modification and Waiver

Each indenture provides that the issuer and, if applicable, the guarantor may enter into supplemental indentures with the applicable trustee without the consent of the holders of debt securities to:

• document the fact that a successor entity has assumed the issuer's or, if applicable, the co-issuer and/or guarantor's obligations;

• add covenants or events of default or to surrender any right or power conferred upon the issuer or, if applicable, the co-issuer and/or guarantor for the benefit of the holders of debt securities;
• add or change such provisions as are necessary to permit the issuance of global debt securities;
• cure any ambiguity or correct any inconsistency in the indenture or in the terms of the debt securities as shall not adversely affect the interests of the holders of debt securities in any material respect;
• conform the applicable indenture or the terms of the debt securities or guarantees to any terms set forth in this prospectus or an applicable prospectus supplement;
• document the fact that a successor trustee has been appointed; or
• establish the forms and terms of debt securities of any series.

The issuer and, if applicable, the guarantor may enter into a supplemental indenture to modify an indenture with the consent of the applicable trustee and the holders of at least a majority in principal amount of outstanding debt securities of each series affected by such supplemental indenture. However, the issuer and, if applicable, the guarantor may not modify an indenture without the consent of the holders of all then-outstanding debt securities of the affected series issued under that indenture to:

• extend the maturity date of, or change the due date of any installment of principal of or interest on, or payment of additional amounts with respect to, the debt securities of that series;
• reduce the principal amount of, or any premium payable or interest rate on, the debt securities of that series;
• reduce the amount due and payable upon acceleration or make payments thereon payable in any currency other than that provided in that debt security;
• make any change that adversely affects the right, if any, to convert or exchange any debt security for shares or other securities or property in accordance with its terms;
• impair the right to institute suit for the enforcement of any such payment on or after its due date; or
• reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is necessary to effect any such modification or amendment of the indenture, for waiver of compliance with certain covenants and provisions in the indenture or for waiver of certain defaults.

The holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive any past default under the applicable indenture with respect to that series, except a default in the payment of the principal of or any premium or any interest on, any debt security of that series or in respect of a provision which under the applicable indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that affected series.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that the issuer will deposit with a depositary identified in an applicable prospectus supplement. Unless and until it is exchanged in whole or in part for the individual debt securities that it represents, a global security may not be transferred except as a whole:

• by the applicable depositary to a nominee of the depositary;
• by any nominee to the depositary itself or another nominee; or
• by the depositary or any nominee to a successor depositary or any nominee of the successor.

An applicable prospectus supplement will describe the specific terms of the depositary arrangement with respect to a series of debt securities. The following provisions are anticipated to generally apply to depositary arrangements.

When a global security is issued, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of persons that have accounts with the depositary ("participants"). Those accounts will be designated by the dealers, underwriters or agents with respect to the underlying debt securities or by the issuer if those debt securities are offered and sold directly by the issuer. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. For interests of participants, ownership of beneficial interests in the global security will be shown on records maintained by the applicable depositary or its nominee. For interests of persons other than participants, that ownership information will be shown on the records of participants. Transfer of that ownership will be effected only through those records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair Aon Ireland’s, Aon UK's, Aon Delaware’s, ANA’s or AGH’s ability to transfer beneficial interests in a global security.

As long as the depositary for a global security, or its nominee, is the registered owner of that global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security:

• will not be entitled to have any of the underlying debt securities registered in their names;
• will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and
• will not be considered the owners or holders under the indenture relating to those debt securities.

Payments of the principal of, any premium on and any interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing such debt securities. No issuer, guarantor, trustee, paying agent or registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial interests in the global security.

It is expected that the depositary or its nominee, upon receipt of any payment of principal, any premium or interest relating to a global security representing any series of debt securities, immediately will credit participants' accounts with the payments. Those payments will be credited in amounts proportional to the respective beneficial interests of the participants in the principal amount of the global security as shown on the records of the depositary or its nominee. It is also expected that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices. This is now the case with securities held for the accounts of customers registered in "street name." Those payments will be the sole responsibility of those participants.

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed within 90 days, the issuer will issue individual debt securities of that series in exchange for the global security or securities representing that series. In addition, the issuer may at any time in its sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that event, the issuer will issue individual debt securities of that series in exchange for the global security or securities. Furthermore, if specified in an applicable prospectus supplement, an owner of a beneficial interest in a global security may, on terms acceptable to the issuer, the trustee and the applicable depositary, receive individual debt securities of that series in exchange for those beneficial interests. The foregoing is subject to any limitations described in an applicable prospectus supplement. In any such instance, the owner of the beneficial interest will be entitled to physical delivery of individual debt securities equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Those individual debt securities will be issued in any authorized denominations.

Subordination under the Aon Ireland Subordinated Debt Indenture

The Aon Ireland subordinated debt securities and the Aon Ireland subordinated debt guarantees will be subordinate and junior in right of payment to all senior indebtedness of Aon Ireland and Aon Delaware, respectively, to the extent provided in the Aon Ireland subordinated debt indenture. Neither Aon Ireland, as issuer, nor Aon Delaware, ANA, Aon UK or AGH, as an Aon Ireland subordinated debt guarantor, may make any payments on account of principal or any premium, redemption, interest or any other amount payable under the Aon Ireland subordinated debt securities or the Aon Ireland subordinated debt guarantees, as the case may be, at any time when it has defaulted with respect to payment of principal or any premium, interest, sinking fund or other payment due on its senior indebtedness. If either Aon Ireland, as issuer, or Aon Delaware, ANA, Aon UK or AGH, as an Aon Ireland subordinated debt guarantor, makes any payment described in the foregoing sentence before all of its senior indebtedness is paid in full, such payment or distribution will be applied to pay off the applicable senior indebtedness which remains unpaid. Subject to the condition that the senior indebtedness of Aon Ireland or Aon Delaware, as the case may be, is paid in full, if any such payments are made on the senior indebtedness of Aon Ireland or Aon Delaware, as the case may be, as described above, the holders of Aon Ireland subordinated debt securities or Aon Ireland subordinated debt guarantees will be subrogated to the rights of the senior debt security holders of Aon Ireland or Aon Delaware, as the case may be.

The Aon Ireland subordinated debt indenture defines the term "senior indebtedness" to mean:

• all indebtedness of Aon Ireland or Aon Delaware, as the case may be, whether outstanding on the date of the Aon Ireland subordinated debt indenture or incurred later, for money borrowed (other than Aon Ireland subordinated debt securities or Aon Delaware subordinated debt securities, as the case may be) or otherwise evidenced by a note or similar instrument given in connection with the acquisition of any property or assets (other than inventory or other similar property acquired in the ordinary course of business), including securities or for the payment of money relating to a capitalized lease obligation (as defined in the Aon Ireland subordinated debt indenture);
• any indebtedness of others described in the preceding bullet point which Aon Ireland or Aon Delaware, as the case may be, has guaranteed or which is otherwise its legal obligation;
• any of Aon Ireland's or Aon Delaware's, as the case may be, indebtedness under interest rate swaps, caps or similar hedging agreements and foreign exchange contracts, currency swaps or similar agreements; and
• renewals, extensions, refundings, restructurings, amendments and modifications of any indebtedness or guarantee described above.

"Senior indebtedness" does not include:

• any indebtedness of Aon Ireland or Aon Delaware, as the case may be, to its subsidiaries; or
• any indebtedness of Aon Ireland or Aon Delaware, as the case may be, which by its terms ranks equal or subordinated to the Aon Ireland subordinated debt securities or Aon Ireland subordinated debt guarantees in rights of payment or upon liquidation.

Because of the subordination provisions described above, some of the general creditors of Aon Ireland, Aon UK, AGH, Aon Delaware, or ANA, as the case may be, may recover proportionately more than holders of the Aon Ireland subordinated debt securities or Aon Ireland subordinated debt guarantees if the assets of Aon Ireland, Aon UK, AGH, Aon Delaware, or ANA as the case may be, are distributed as a result of insolvency or bankruptcy. The Aon Ireland subordinated debt indenture provides that the subordination provisions will not apply to cash, properties and securities held in trust pursuant to the satisfaction and discharge and the legal defeasance provisions of the Aon Ireland subordinated debt indenture. See "-Defeasance" for additional information regarding the legal defeasance provisions affecting the subordinated debt.

The approximate amount of senior indebtedness outstanding for each of Aon Ireland, Aon UK, AGH, Aon Delaware and ANA as of a recent date will be set forth (or incorporated by reference) in any prospectus supplement under which Aon Ireland offers to sell Aon Ireland subordinated debt securities.

Subordination under the Aon Delaware Subordinated Debt Indenture

The Aon Delaware subordinated debt securities and the Aon Delaware subordinated debt guarantees will be subordinate and junior in right of payment to all senior indebtedness of Aon Delaware, ANA, AGH, Aon Ireland and Aon UK, respectively, to the extent provided in the Aon Delaware subordinated debt indenture. Neither Aon Delaware, as issuer, nor Aon UK, Aon Ireland AGH or ANA, as an Aon Delaware subordinated debt guarantor, may make any payments on account of principal or any premium, redemption, interest or any other amount payable under the Aon Delaware subordinated debt securities or the Aon Delaware subordinated debt guarantees, as the case may be, at any time when it has defaulted with respect to payment of principal or any premium, interest, sinking fund or other payment due on its senior indebtedness. If either Aon Delaware, as issuer, or Aon UK, Aon Ireland AGH or ANA, as an Aon Delaware subordinated debt guarantor, makes any payment described in the foregoing sentence before all of its senior indebtedness is paid in full, such payment or distribution will be applied to pay off the applicable senior indebtedness which remains unpaid. Subject to the condition that the senior indebtedness of Aon Delaware, ANA Aon Ireland, AGH, or Aon UK, as the case may be, is paid in full, if any such payments are made on the senior indebtedness of Aon Delaware, ANA, Aon Ireland, AGH, or Aon UK, as the case may be, as described above, the holders of Aon Delaware subordinated debt securities or Aon Delaware subordinated debt guarantees will be subrogated to the rights of the senior debt security holders of Aon Delaware, ANA, Aon Ireland, AGH, or Aon UK, as the case may be.

The Aon Delaware subordinated debt indenture defines the term "senior indebtedness" to mean:

• all indebtedness of Aon Delaware or Aon Ireland, as the case may be, whether outstanding on the date of the Aon Delaware subordinated debt indenture or incurred later, for money borrowed (other than Aon Delaware subordinated debt securities or Aon Ireland subordinated debt securities, as the case may be) or otherwise evidenced by a note or similar instrument given in connection with the acquisition of any property or assets (other than inventory or other similar property acquired in the ordinary course of business), including securities or for the payment of money relating to a capitalized lease obligation (as defined in the Aon Delaware subordinated debt indenture);
• any indebtedness of others described in the preceding bullet point which Aon Delaware or Aon Ireland, as the case may be, has guaranteed or which is otherwise its legal obligation;

• any of Aon Delaware's or Aon Ireland's, as the case may be, indebtedness under interest rate swaps, caps or similar hedging agreements and foreign exchange contracts, currency swaps or similar agreements; and
• renewals, extensions, refundings, restructurings, amendments and modifications of any indebtedness or guarantee described above.

"Senior indebtedness" does not include:

• any indebtedness of Aon Delaware or Aon Ireland, as the case may be, to its subsidiaries; or
• any indebtedness of Aon Delaware or Aon Ireland, as the case may be, which by its terms ranks equal or subordinated to the Aon Delaware subordinated debt securities or Aon Delaware subordinated debt guarantees in rights of payment or upon liquidation.

Because of the subordination provisions described above, some of the general creditors of Aon Delaware, AGH, or Aon Ireland, as the case may be, may recover proportionately more than holders of the Aon Delaware subordinated debt securities or Aon Delaware subordinated debt guarantees if the assets of Aon Ireland, AGH, or Aon Delaware, as the case may be, are distributed as a result of insolvency or bankruptcy. The Aon Delaware subordinated debt indenture provides that the subordination provisions will not apply to cash, properties and securities held in trust pursuant to the satisfaction and discharge and the legal defeasance provisions of the Aon Delaware subordinated debt indenture. See "-Defeasance" for additional information regarding the legal defeasance provisions affecting the subordinated debt.

Aon Delaware will set forth (or incorporate by reference) the approximate amount of senior indebtedness outstanding for each of Aon Delaware, AGH, and Aon Ireland as of a recent date in any prospectus supplement under which Aon Delaware offers to sell Aon Delaware subordinated debt securities.

Guarantees

Under each guarantee, the applicable guarantor will unconditionally guarantee the due and punctual payment of the principal, interest (if any), premium (if any) and all other amounts due on the applicable debt securities and under the indenture when the same shall become due and payable, whether at maturity, pursuant to mandatory or optional redemption or repayments, by acceleration or otherwise, in each case after any applicable grace periods or notice requirements, according to the terms of the applicable debt securities.

The obligations of each guarantor under the guarantees will be full and unconditional, joint and several, regardless of the enforceability of the applicable debt securities, and will not be discharged until all obligations under those debt securities and the applicable indenture are satisfied. Holders of the applicable debt securities may proceed directly against a guarantor under the applicable guarantee if an event of default affecting those debt securities occurs without first proceeding against the issuer.

Conversion Rights

An applicable prospectus supplement will describe the terms and conditions, if any, on which debt securities being offered are convertible into any other securities. Such terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the issuer's option or the option of the holder, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of those debt securities.

Regarding the Trustee

The issuers have commercial deposits and custodial arrangements with The Bank of New York Mellon Trust Company, N.A. ("BNYM") and may have borrowed money from BNYM in the normal course of business. The issuers may enter into similar or other banking relationships with BNYM in the future in the normal course of business. In addition, the issuers have provided brokerage and other insurance services in the ordinary course of their respective businesses for BNYM. BNYM may also act as trustee with respect to other debt securities one or more of the issuers have issued.

BNYM will be serving as the trustee under the senior indentures and the subordinated indentures. Consequently, if an actual or potential event of default occurs with respect to either the senior debt securities or the subordinated debt securities, BNYM may be considered to have a conflicting interest for purposes of the Trust Indenture Act. In that case, BNYM may be required to resign under one or more indentures, and the applicable issuer and, if applicable, the applicable guarantor would be required to appoint a successor trustee. For this purpose, a "potential" event of default means an event that would be an event of default if the requirements for giving Aon Ireland, Aon UK, AGH, Aon Delaware or ANA default notice or for the default having to exist for a specific period of time were disregarded.

Governing Law

The debt securities, the guarantees and the indentures will be governed by and construed in accordance with the laws of the State of New York, except that, as the indentures specify, the subordination provisions of each series of Aon Ireland subordinated debt securities, any Aon Delaware subordinated debt guarantee and the Aon Ireland subordinated indenture, as they apply to Aon Ireland, will be governed by and construed in accordance with the laws of Ireland (other than the appointment of any attorney-in-fact, which shall be governed by the laws of the State of New York).